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                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

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
                                                                                               Nine Months
                                                                                                  Ended
                                              Year Ended December 31,                          September 30,
                         -------------------------------------------------------------  --------------------------
                            1994       1995         1996         1997          1998          1998         1999
                            ----       ----         ----         ----          ----          ----         ----
                                                     (in thousands, except ratios)
Fixed charges:

   Assumed interest         $147        $210        $567        $1,232        $2,220        $1,660        $2,120
   element included in   ---------  ----------  ----------  ------------  ------------  ------------  ------------
   rent expense

Total fixed changes         $147        $210        $567        $1,232        $2,220        $1,660        $2,120


Earnings (loss):

   Net income (loss)       $(221)     $2,887     $20,544       $11,993       $73,130       $41,584      $124,506

   Fixed charges per         147         210         567         1,232         2,220         1,660         2,120
   above                 ---------  ----------  ----------  ------------  ------------  ------------  ------------

   Total earnings (loss)    $(74)     $3,097     $21,111       $13,225       $75,350       $43,244      $126,626


Ratio of earnings to          --       14.75       37.25         10.73         33.95         26.05         59.73
fixed charges            ---------  ----------  ----------  ------------  ------------  ------------  ------------

Deficiency of earnings     $(221)       $ --        $ --          $ --          $ --          $ --          $ --
available to cover fixed ---------  ----------  ----------  ------------  ------------  ------------  ------------
charges
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